CERTIFICATE OF DESIGNATION OF

PREFERENCES, RIGHTS AND LIMITAITONS OF

SERIES J CONVERTIBLE PREFERRED STOCK OF

OXIS INTERNATIONAL, INC.

OXIS INTERNATIONAL, INC. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY that, pursuant to authority conferred upon the Board of Directors by the Second Restated Certificate of Incorporation of the Corporation, as amended, and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors, by resolutions adopted to be effective on August 1, 2016, duly determined that 5,000,000 of the authorized shares of Preferred Stock, $.01 par value per share, of the Corporation shall be designated "Series J Convertible Preferred Stock," and duly adopted a resolution providing for the voting powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions, of the Series J Convertible Preferred Stock, which resolution is as follows:

"RESOLVED, that the Board of Directors, pursuant to the authority vested in it by the provisions of the Second Restated Certificate of Incorporation of the Corporation, as amended, hereby authorizes the issuance of 5,000,000 shares of Preferred Stock, $.01 par value, of the Corporation, which shall be designated as "Series J Convertible Preferred Stock" (the "Series J Preferred Stock") and shall have the following designations, powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions:

1.           Definitions.

As used herein, the following terms shall have the following meanings:

(a)           "Board" shall mean the Board of Directors of the Corporation.

(b)           "Common Stock" shall mean the Corporation's common stock, par value $.001 per share.

(c)           "Issuance Date" shall mean the date on which the first share of Series J Preferred Stock is issued.

(d)           "Liquidation" shall mean any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation.

(e)           "Preferred Stock" shall mean the Corporation's preferred stock, par value $.01 per share.

(f)           "Securities Act" shall mean the Securities Act of 1933, as amended.

2.           Rank.  The Series J Preferred Stock will rank: (i) senior to all of our common stock to the extent of its liquidation preference of $0.01 per share; (ii) senior to any class or series of our capital stock hereafter created specifically ranking by its terms junior to the Series J Preferred Stock to the extent of its liquidation preference of $0.01 per share; and (iii) on parity to any class or series of our capital stock hereafter created specifically ranking by its terms on parity with the Series J Preferred Stock.

3.           Dividends. Shares of Series J Preferred Stock will not be entitled to receive any dividends, unless and until specifically declared by our board of directors. The holders of the Series J Preferred Stock will participate, on an as-if-converted-to-common stock basis, in any dividends to the holders of common stock.

4.           Voting Rights. Shares of Series J Preferred Stock will generally have no voting rights, except as required by law and except that the consent of the holders of the outstanding Series J Preferred Stock will be required to amend any provision of our certificate of incorporation that would have a materially adverse effect on the rights of the holders of the Series J Preferred Stock.

5.           Liquidation Preference.  In the event of our liquidation, dissolution or winding up, holders of the Series J Preferred Stock will receive a payment equal to $0.01 per share of Series J Preferred Stock before any proceeds are distributed to the holders of our common stock. Following the payment described in the preceding sentence, the holders of the Series J Preferred Stock will participate, on an as-if-converted-to-common stock basis, in any distributions to the holders of common stock.

6.           Conversion Rights.  The holders of shares of Series J Preferred Stock shall have the following conversion rights:

A.           Each share of the Series J Preferred Stock is convertible into ten shares of our common stock at any time at the option of the holder (the "Conversion Rate").

B.           Upon Extraordinary Common Stock Event.  Upon the happening of an Extraordinary Common Stock Event, the Conversion Rate shall, simultaneously with the happening of such Extraordinary Common Stock Event, be adjusted by multiplying the then-effective Conversion Rate by a fraction, (1) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Common Stock Event; and (2) the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Common Stock Event, and the product so obtained shall thereafter be the Conversion Rate.  The Conversion Rate, as so adjusted, shall be readjusted in the same manner upon the happening of any successive Extraordinary Common Stock Event or Events.  An "Extraordinary Common Stock Event" shall mean:  (i) the issuance of additional shares of Common Stock as a dividend or other distribution on the outstanding shares of Common Stock, (ii) the subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) the combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock, in each case other than pursuant to a transaction provided for in Section 6C or 6C.

C.           Capital Reorganization or Reclassification.  If the shares of Common Stock issuable upon conversion of Series J Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for in Section 6B, or a reorganization, merger, consolidation or sale of assets provided for in Section 6D), then and in each such event, but subject in any case to Section 5, the holders of shares of Series J Preferred Stock shall have the right thereafter to convert such shares into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change by the holders of the number of shares of Common Stock into which such shares of Series J Preferred Stock were convertible immediately prior to such reorganization, reclassification or other change, all subject to further adjustment as provided herein.

D.           Reorganization, Merger or Consolidation.  If at any time or from time to time there shall be a reorganization, reclassification or recapitalization of the capital stock (other than a subdivision, combination, reorganization, reclassification or exchange of shares provided for elsewhere in this Section 6) (a "Reorganization"), then as a part of such Reorganization, provision shall be made so that each holder of Series J Preferred Stock shall thereafter be entitled to receive upon conversion of such shares of Series J Preferred Stock, the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock into which such holder's shares of Series J Preferred Stock were convertible immediately prior to such Reorganization would have been entitled upon consummation of such Reorganization.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6 with respect to the rights of the holders of Series J Preferred Stock after the Reorganization to the end that the provisions of this Section 6 (including adjustment of the Conversion Value then in effect, and the number of shares of Common Stock issuable upon conversion of the Series J Preferred Stock) shall be applicable after that event in as nearly equivalent a manner as may be practicable.

E.           Certificate as to Adjustments.  In each case of an adjustment or readjustment of the Conversion Rate, the Corporation will furnish each holder of shares of Series J Preferred Stock with a certificate, prepared by the Chief Financial Officer or Treasurer of the Corporation, showing such adjustment or readjustment, and stating in detail the facts upon which such adjustment or readjustment is based.  All adjustments shall be rounded upward or downward to the nearest fifth decimal place.

F.           Exercise of Conversion Privilege.  To exercise the conversion right set forth in Section 6A, a holder of shares of Series J Preferred Stock shall surrender the certificates representing the shares being converted to the Corporation at its principal office, and shall give written notice to the Corporation at that office that such holder elects to convert such shares.  Such notice shall also state the name or names (with address or addresses) in which the certificates for shares of Common Stock issuable upon such conversion shall be issued.  The certificates for shares of Series J Preferred Stock surrendered for conversion shall be accompanied by proper assignment thereof to the Corporation or in blank.  The date when such written notice is received by the Corporation, together with the certificates representing the shares of Series J Preferred Stock being converted, shall be deemed the "Conversion Date."  As promptly as practicable after the Conversion Date, the Corporation shall issue and deliver certificates to each holder of shares of Series J Preferred Stock so converted, or on its written order, such certificates as it may request, for the number of whole shares of Common Stock issuable upon the conversion of such shares of Series J Preferred Stock in accordance with the provisions of this Section 6, and cash as provided in Section 6K, in respect of any fraction of a share of Common Stock issuable upon such conversion.  Such conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date, and at such time the rights of the holder as holder of the converted shares of Series J Preferred Stock shall cease and the person or persons in whose name or names any certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

G.           Cash in Lieu of Fractional Shares.  No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon any conversion of shares of Series J Preferred Stock.  Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of shares of Series J Preferred Stock, the Corporation shall pay to the holder of shares of Series J Preferred Stock which were converted a cash adjustment in respect of such fractional shares in an amount equal to the same fraction of the Market Price per share of the Common Stock at the close of business on the Conversion Date.  The determination as to whether or not any fractional shares are issuable shall be based upon the total number of shares of Series J Preferred Stock so converted at any one time by any holder thereof, and not upon each share of Series J Preferred Stock so converted.

H.           Partial Conversion.  In the event some but not all of the shares of Series J Preferred Stock represented by a certificate surrendered by a holder are converted, the Corporation shall execute and deliver to or on the order of the holder, at the expense of the Corporation, a new certificate representing the number of shares of Series J Preferred Stock which were not converted.

I.           Reservation of Common Stock.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of shares of Series J Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series J Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series J Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

J.           No Reissuance of Series J Preferred Stock.  Shares of Series J Preferred Stock which are converted into shares of Common Stock as provided herein shall not be reissued.

K.           Issue Tax.  The issuance of certificates for shares of Common Stock upon conversion of any shares of Series J Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof; provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the shares of Series J Preferred Stock which are being converted.

L.           Closing of Books.  The Corporation will at no time close its transfer books against the transfer of any shares of Series J Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series J Preferred Stock in any manner which interferes with the timely conversion of such shares of Series J Preferred Stock, except as may otherwise be required to comply with applicable securities laws.

M.          Beneficial Ownership Limitation. The Corporation shall not effect any conversion of the Preferred Stock, and a Holder shall not have the right to convert any portion of the Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such Holder (together with such Holder's Affiliates, and any Persons acting as a group together with such Holder or any of such Holder's Affiliates (such Persons, "Attribution Parties")) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted Stated Value of Preferred Stock beneficially owned by such Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, the Preferred Stock or the Warrants) beneficially owned by such Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 6M, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 6M applies, the determination of whether the Preferred Stock is convertible (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and of how many shares of Preferred Stock are convertible shall be in the sole discretion of such Holder, and the submission of a Notice of Conversion shall be deemed to be such Holder's determination of whether the shares of Preferred Stock may be converted (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and how many shares of the Preferred Stock are convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, each Holder will be deemed to represent to the Corporation each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 6M, in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Corporation's most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Corporation or (iii) a more recent written notice by the Corporation or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request (which may be via email) of a Holder, the Corporation shall within two Trading Days confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Preferred Stock, by such Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The "Beneficial Ownership Limitation" shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Preferred Stock held by the applicable Holder. A Holder, upon notice to the Corporation, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 6M applicable to its Preferred Stock provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of this Preferred Stock held by the Holder and the provisions of this Section 6M shall continue to apply. Any such increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Corporation and shall only apply to such Holder and no other Holder. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6M to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of Preferred Stock.

7.           Miscellaneous.

(a)           The Corporation covenants that all shares of Common Stock which may be issued upon conversions of shares of Series J Preferred Stock will upon issuance be duly and validly issued, fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights.

(b)           No share or shares of Series J Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise, shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

The number of shares of Series J Preferred Stock is 5,000,000, none of which have been issued.

IN WITNESS WHEREOF, this Certificate of Designation has been signed by an authorized officer of the Corporation as of the date first written above.

By:
/s/ Steven Weldon
Name:  Steven Weldon
Title: CFO